Exhibit 99.1

TYME Presentation at ESMO Reported 100% of Current Prostate Cancer Patients have Demonstrated a Reduction in Circulating Tumor Cells, Most Becoming Undetectable

- Results suggest SM-88 may help avoid or delay more intensive treatments, such as chemical castration, in prostate cancer patients -

- All subjects receiving study drug had radiographic progression free survival throughout treatment -

Madrid – September 11, 2017 – Tyme Technologies, Inc. (Nasdaq: TYME) presented interim data from an ongoing Phase II clinical trial (NCT02796898) in subjects with biomarker-recurrent non-metastatic prostate cancer at the European Society for Medical Oncology 2017 Congress (ESMO) in Madrid. The data support the treatment’s potential as a relatively non-toxic alternative to the current standard of care – chemotherapy and/or chemical castration through androgen deprivation therapy (ADT).

The six-month multi-center, open label study is enrolling approximately 34 subjects with biomarker-recurrent prostate cancer who have rising prostate-specific antigen (PSA) levels and no radiographically detectable lesions. Subjects receive daily oral monotherapy with Tyme’s investigational drug therapy, SM-88. None of the subjects have experienced disease progression to date and all possibly drug-related adverse events have been mild in nature (grade one). In addition, none of the subjects required ADT or other more toxic therapies during treatment. The Phase II trial is expected to be complete in the first half of 2018.

“We are encouraged by the continued evidence of SM-88’s therapeutic potential as a relatively non-toxic alternative to radical treatments, such as potentially unnecessary chemical castration, and look forward to seeing additional data at the conclusion of this trial,” said Dr. Giuseppe Del Priore, Chief Medical Officer at Tyme. “Current standards of care for prostate cancer are associated with high toxicity and/or serious quality of life issues. In fact, many urologists are starting to question the clinical benefits of ADT, which is associated with significant physiological and emotional side effects.”

Of the nine (9) prostate cancer subjects enrolled to date who have received at least one monthly cycle of SM-88, all demonstrated therapeutic improvement. The data were presented as follows:

•	All subjects (100 percent) receiving SM-88 showed no radiographically detectable lesions throughout the trial.

•	13 percent (2/15) of subjects who consented were diagnosed with metastatic cancer between initial screening and baseline scans, demonstrating the potential risk associated with biomarker-recurrent prostate cancer.

•	None of the subjects required more toxic treatments (chemotherapy or ADT).

•	Subjects who are determined to be high risk for metastatic disease or have developed dectable lesions typically receive chemotherapy and/or ADT as standard of care.

•	All subjects (100 percent) receiving SM-88 experienced greater than 20 percent reduction in circulating tumor cells (CTCs), 67 percent achieved a greater than 60 percent reduction and also had at least one measure of CTCs at an undetectable level (median time to undetectable response of 16 weeks).

•	CTCs are tumor cells that are transported in the bloodstream and a growing body of evidence suggests they may be an important indicator of potential metastatic disease, including when lesions are too small for radiographic detection.

•	Of the subjects who received more than one cycle of SM-88, 78 percent (7 out of 9) experienced an average 173 percent improvement in PSA doubling time (a surrogate marker of disease progression during treatment) since beginning treatment.

•	Mean testosterone level (310 ng/dL) rose or remained stable across the treatment group while also maintaining or improving patient reported outcomes regarding intimacy.

The complete ESMO poster can be found at the following link

: http://www.tymeinc.com/wp-content/uploads/2017/09/TYME_ESMO_POSTER_797-P_2017.jpg.

About Tyme

Tyme Inc. is a clinical-stage biotechnology company developing cancer therapeutics that are intended to be broadly effective across tumor types and have low toxicity profiles. Unlike targeted therapies that attempt to regulate specific mutations within cancer, our therapeutic approach is designed to take advantage of a cancer cell’s innate metabolic weaknesses to compromise its defenses, leading to cell death through oxidative stress and exposure to the body’s natural immune system. Our lead clinical program, SM-88, is a first-in-class combination therapy in Phase II development for prostate cancer, and we are preparing to initiate an additional Phase II clinical trial for pancreatic cancer. For more information, visit our website: www.tymeinc.com.

Forward-Looking Statements/Disclosure Notice

In addition to historical information, this press release contains forward-looking statements under the Private Securities Litigation Reform Act that involve substantial risks and uncertainties. Such forward-looking statements within this press release include, without limitation, statements regarding our drug candidates (including SM-88), their clinical potential and non-toxic safety profiles, our drug development plans and strategies, our completed studies, ongoing and planned clinical trials, preliminary data results and the therapeutic design and mechanisms of our drug candidates; and readers can identify forward-looking statements by sentences or passages involving the use of terms such as “anticipates,” “believes,” “designed,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. The forward-looking statements contained in this press release are based on management’s current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of Tyme’s control. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any historical results and future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties inherent in research and development, including the ability to achieve clinical study start and completion dates; the possibility of unfavorable study results, including unfavorable new clinical data and additional analyses of existing data; risks associated with early, initial data, including the risk that the final Phase II data analysis, final results of additional clinical trials, or both, may be different from the preliminary data analysis and may not support further clinical development; whether and when any applications or other submissions for SM-88 may be filed with regulatory authorities; whether and when regulatory authorities may approve any applications or submissions; decisions by regulatory authorities regarding labeling and other matters that could affect commercial availability of SM-88; competitive developments; and the factors described in the section captioned “Risk Factors” of Tyme’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on June 12, 2017 (available at www.sec.gov). The data set forth in this presentation are not necessarily predictive of future patient or clinical data outcomes.

The information contained in this press release is as of release date and Tyme assumes no obligation to update forward-looking statements contained in this release as a result of future events or developments.

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